Exhibit 4.13.1

FIRST AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT AND
COMMITMENT INCREASE AGREEMENT
THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT AND COMMITMENT INCREASE AGREEMENT (this “First Amendment and Commitment Increase Agreement”), dated as of September 9, 2016, is among Old Dominion Freight Line, Inc., a Virginia corporation (the “Borrower”), the Lenders party hereto that have agreed to increase their Commitment as set forth herein (the “Increasing Lenders” and each individually an “Increasing Lender”), the other banks and financial institutions party hereto (together with the Increasing Lenders, the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent and an Issuing Lender (the “Administrative Agent”).
WHEREAS, reference is hereby made to that certain Amended and Restated Credit Agreement dated as of December 15, 2015 (the “Credit Agreement”; capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement).
WHEREAS, the Borrower has requested an increase in the aggregate Commitments on the terms and subject to the conditions set forth herein and in the Credit Agreement.
WHEREAS, the parties hereto have agreed to amend certain provisions of the Credit Agreement, subject to the terms and conditions set forth herein.
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
AMENDMENTS TO CREDIT AGREEMENT
1.1    Amendments to Section 1.1 Consisting of New Definitions. The following new definitions are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2    Amendment to Definition of Defaulting Lender. The definition of Defaulting Lender in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Defaulting Lender” shall mean, subject to Section 2.21(b) any Lender that, as determined by the Administrative Agent (with notice to the Borrower of such determination), (i) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in Letters of Credit or Swingline Loans, within three (3) Business Days of the date required to be funded by it hereunder, unless such obligation is the subject of a good faith dispute, (ii) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (iii) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, (iv) has, or has a direct or indirect parent company that has (a) become the subject of any bankruptcy, insolvency or similar proceeding, or (b) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation or its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (v) has become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

1.3    Amendment to Article XI. Article XI of the Credit Agreement is hereby amended by adding the following as new Section 11.16:
11.16.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
ARTICLE II

CONDITIONS TO EFFECTIVENESS OF AMENDMENTS
2.1    The amendments set forth in Article I (the “Amendments”) shall become effective on the date (such date being referred to as the “Amendment Effective Date”) on which each of the following conditions precedent is satisfied:
(a)    The Administrative Agent shall have received counterparts of this First Amendment and Commitment Increase Agreement duly executed by the Borrower, the Administrative Agent, and the Required Lenders.

(b)    The Administrative Agent shall have received a certificate of a Financial Officer of the Borrower certifying that (i) all representations and warranties of the Borrower contained in this First Amendment and Commitment Increase Agreement, the Credit Agreement and the other Credit Documents are true and correct as of the Amendment Effective Date in all material respects (except to the extent such representation and warranty is qualified by materiality, in which case, such representation and warranty shall be true and correct in all respects or except to the extent that such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true and correct as of such date), both immediately before and after giving effect to the Amendments, (ii) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to the Amendments, and (iii) both immediately before and after giving effect to the Amendments, no Material Adverse Change has occurred since December 31, 2015 and, to the best of his knowledge, there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Change.
ARTICLE III

COMMITMENT INCREASE AGREEMENT
3.1    Increase in Commitments. Upon the occurrence of the Commitment Increase Date (as defined below): (a) each Increasing Lender agrees to increase its Commitment in the amount specified in the second column (titled “Amount of Commitment Increase”) opposite its name on Schedule A hereto (collectively, the “Commitment Increase”); (b) after giving effect to the increases in Commitments contemplated by the foregoing clause (a), each Lender’s Commitment shall be the amount specified in the third column (titled “Amount of Commitment after Increase”) opposite its name on Schedule A hereto; (c) the aggregate Commitments under the Credit Agreement shall increase by the aggregate amount of the Commitment Increases of all Increasing Lenders; and (d) the Administrative Agent hereby consents to each Increasing Lender providing its Commitment Increase. For avoidance of doubt, the parties agree that the Commitment Increase shall constitute an increase in the aggregate Commitment consummated in accordance with and pursuant to Section 2.20 of the Credit Agreement.
3.2    Reallocation of Borrowings. The parties hereto acknowledge pursuant to Section 2.20(f) of the Credit Agreement, as of the Commitment Increase Date, (i) the aggregate principal outstanding amount of the Revolving Loans (the “Initial Loans”) immediately prior to giving effect to the Commitment Increase shall be deemed to be repaid, (ii) immediately after the effectiveness of the Commitment Increase, the Borrower shall be deemed to have made new Borrowings of Revolving Loans (the “Subsequent Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Initial Loans and of the Types and for the Interest Periods specified in a Notice of Borrowing delivered to the Administrative Agent in accordance with Section 2.2(b) of the Credit Agreement, (iii) each Lender shall pay to the Administrative Agent in immediately available funds an amount equal to the difference, if positive, between (y) such Lender’s pro rata percentage (calculated after giving effect to the Commitment Increase) of the Subsequent Borrowings and (z) such Lender’s pro rata percentage (calculated without giving effect to the Commitment Increase) of the Initial Loans, (iv) after the Administrative Agent receives the funds specified in clause (iii) above, the Administrative Agent shall pay to each Lender the portion of such funds equal to the difference, if positive, between (y) such Lender’s pro rata percentage (calculated without giving effect to the Commitment Increase) of the Initial Loans and (z) such Lender’s pro rata percentage (calculated after giving effect to the Commitment Increase) of the amount of the Subsequent Borrowings, (v) the Lenders shall be deemed to hold the Subsequent Borrowings ratably in accordance with their respective Commitments (calculated after giving effect to the Commitment Increase), (vi) the Borrower shall pay all accrued but unpaid interest on the Initial Loans to the Lenders entitled thereto. The deemed payments made pursuant to clause (i) above in respect of each LIBOR Loan shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.18 of the Credit Agreement if the Commitment Increase Date occurs other than on the last day of the Interest Period relating thereto.
3.3    Outstanding L/C Participations. The parties hereto acknowledge immediately upon the Commitment Increase Date and the reallocations described in Section 3.2 of this First Amendment and Commitment Increase Agreement, there shall be an automatic adjustment to the participations in any outstanding Letters of Credit to reflect the new pro rata shares of each Lender’s Commitment.
ARTICLE IV

CONDITIONS TO EFFECTIVENESS OF COMMITMENT INCREASE
4.1    The Commitment Increase shall become effective on the date when each of the following conditions precedent is satisfied (such date, the “Commitment Increase Date”):
(a)    The Administrative Agent shall have received counterparts of this First Amendment and Commitment Increase Agreement duly executed by the Borrower, the Administrative Agent, and each Increasing Lender.
(b)    The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Commitment Increase Date, including, to the extent invoiced, payment and/or reimbursement of the Administrative Agent’s reasonable out-of-pocket fees and expenses (including, to the extent invoiced, reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with this First Amendment and Commitment Increase Agreement.
(c)    The Administrative Agent shall have received a certificate of a Financial Officer of the Borrower, certifying that (i) all representations and warranties of the Borrower contained in the Credit Agreement, the other Credit Documents, and this First Amendment and Commitment Increase Agreement are true and correct in all material respects as of the Commitment Increase Date (except to the extent such representation and warranty is qualified by materiality, in which case, such representation and warranty shall be true and correct in all respects or except to the extent that such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true and correct as of such date), (ii) immediately after giving effect to the Commitment Increase (including any Borrowings in connection therewith and the application of the proceeds thereof), the

Borrower is in compliance with the financial covenants contained in Article VII of the Credit Agreement, and (iii) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to the Commitment Increase (including any Borrowings in connection therewith and the application of the proceeds thereof).
(d)    The Administrative Agent shall have received a certificate of the secretary or assistant secretary of the Borrower certifying to and attaching the resolutions adopted by the board of directors (or similar governing body) approving or consenting to the Commitment Increase.
ARTICLE V

BORROWER REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into this First Amendment and Commitment Increase Agreement, the Borrower represents and warrants to the Administrative Agent and the Lenders as follows:
5.1    Authorization. The execution, delivery and performance by the Borrower of this First Amendment and Commitment Increase Agreement are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental authority or other Person and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the memorandum of association, articles of association or by-laws (or any comparable document) of the Borrower or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.
5.2    Enforceability. This First Amendment and Commitment Increase Agreement constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors’ rights, the application of equitable principles and the non-availability of the equitable remedies of specific performance or injunctive relief.
5.3    Representations and Warranties; No Default. All representations and warranties of the Borrower contained in the Credit Agreement and the other Credit Documents qualified as to materiality are true and correct and those not so qualified are true and correct in all material respects, in each case both immediately before and after giving effect to this First Amendment and Commitment Increase Agreement (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty is true and correct (if qualified as to materiality) or true and correct in all material respects (if not so qualified), in each case as of such date), and no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to this First Amendment and Commitment Increase Agreement.

ARTICLE VI

MISCELLANEOUS
6.1    Confirmation; Ratification and Affirmation. The provisions of the Credit Agreement shall remain in full force and effect following the effectiveness of this First Amendment and Commitment Increase Agreement. The Borrower hereby ratifies and affirms its obligations under, and acknowledges, renews and extends its continued liability under, each Credit Document to which it is a party and agrees that each Credit Document to which it is a party remains in full force and effect. This First Amendment and Commitment Increase Agreement constitutes a Credit Document.
6.2    Expenses. The Borrower agrees to pay, promptly upon receipt of a reasonably detailed invoice therefor, all reasonable and documented fees and expenses of counsel to the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this First Amendment and Commitment Increase Agreement.
6.3    Successors and Assigns. This First Amendment and Commitment Increase Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.
6.4    Construction. Headings used herein are for convenience of reference only and shall not affect the meaning of this First Amendment and Commitment Increase Agreement.
6.5    Incorporation of Certain Provisions. Sections 1.3, 11.2, 11.3, 11.7 and 11.11 of the Credit Agreement shall apply hereto as if fully set forth herein, mutatis mutandis (it being understood that references therein to “this Agreement” or “the Credit Documents” are or include references to this First Amendment and Commitment Increase Agreement).
6.6    Counterparts. This First Amendment and Commitment Increase Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Delivery to the Administrative Agent of a signed counterpart hereof, or signature page hereto, by facsimile or e-mail (in a .pdf or similar file) shall be effective as delivery of an original signed counterpart hereof or thereof.
6.7    Waiver of Legal Opinion. The Administrative Agent and the Lenders hereby waive the requirement for a legal opinion to be delivered in connection with the Commitment Increase as set forth in Section 2.20(e)(i)(E) of the Credit Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment and Commitment Increase Agreement to be executed by their duly authorized officers as of the date first above written.
OLD DOMINION FREIGHT LINE, INC.
/s/ Alan Stephens
Name: Alan Stephens
Title: VP - Treasurer
(signatures continued)

Signature Page to First Amendment and Commitment Increase Agreement
ODFL / Wells Fargo

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, as an Issuing Lender, and as an Increasing Lender

By:	/s/ Ben Wright

Name:	Ben Wright

Title:	Director

Signature Page to First Amendment and Commitment Increase Agreement
ODFL / Wells Fargo

BRANCH BANKING AND TRUST COMPANY, as an Increasing Lender

By:	/s/ David Miller

Name:	David Miller

Title:	Vice President

Signature Page to First Amendment and Commitment Increase Agreement
ODFL / Wells Fargo

BANK OF AMERICA, N.A., as an Increasing Lender

By:	/s/ John L. Mercuri
Name: John L. Mercuri

Title:	Senior Vice President

Signature Page to First Amendment and Commitment Increase Agreement
ODFL / Wells Fargo

U.S. BANK NATIONAL ASSOCIATION, as an Increasing Lender

By:	/s/ Michael P. Dickman

Name:	Michael P. Dickman

Title:	Vice President

Signature Page to First Amendment and Commitment Increase Agreement
ODFL / Wells Fargo

HIGH POINT BANK, as an Increasing Lender

By:	/s/ Michael J. Bridger

Name:	Michael J. Bridger

Title:	Vice President

Signature Page to First Amendment and Commitment Increase Agreement
ODFL / Wells Fargo

SCHEDULE A
COMMITMENTS

Lender	Amount of Existing Commitment	Amount of Commitment Increase	Amount of Commitment after Increase
Wells Fargo Bank, National Association	$67,500,000	$13,500,000	$81,000,000
Branch Banking and Trust Company	$67,500,000	$13,500,000	$81,000,000
Bank of America, N.A.	$55,000,000	$11,000,000	$66,000,000
U.S. Bank National Association	$55,000,000	$11,000,000	$66,000,000
High Point Bank	$5,000,000	$1,000,000	$6,000,000
TOTAL	$250,000,000	$50,000,000	$300,000,000